As filed with the Securities and Exchange Commission on July 25, 1997
                                              Registration No. 333-
___________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             _______________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                            BANK OF THE OZARKS, INC.
              (Exact name of registrant as specified in its charter)
                            ______________________

               Arkansas                              71-0556208
     (State or other jurisdiction of   (I.R.S. Employer Identification No.)
    incorporation or organization)


                       425 W. Capitol Avenue, Suite 3100
                         Little Rock, Arkansas  72201
                                  (501) 374-4100
                     (Address of Principal Executive Offices)
                              ______________________

                   BANK OF THE OZARKS, INC. STOCK OPTION PLAN
                           (full title of the plan)
                              ______________________

                                             Copies of Communications to:
        George G. Gleason, II                    Les R. Baledge, Esq.
   425 W. Capitol Avenue, Suite 3100          Jeffrey J. Gearhart, Esq.
     Little Rock, Arkansas  72201                  Rose Law Firm
          (501) 374-4100                     A Professional Association
   (Name, address, including zip code          120 East Fourth Street
     and telephone number, including        Little Rock, Arkansas  72201
     area code, of agent for service)               (501) 375-9131

                         CALCULATION OF REGISTRATION FEE
  Title of securities             Amount to be             Proposed maximum             Proposed maximum         Amount of
   to be registered                registered               offering price             aggregate offering       registration
                                                              per share                       price                 fee

   Common Stock                   285,000 Shares                $17.88 (1)               $5,095,800 (1)           $1,544.18
 (par value $.01)

[FN]
(1) Pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purposes of calculating the Registration Fee, and reflects the average of the high and low price per share of Common Stock as of July 22, 1997.

                                     PART I

                INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Bank of the Ozarks, Inc. ("Registrant" or "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     (1) The final prospectus used in connection with the initial public offering of the Registrant's common stock, as included in the Company's Registration Statement on Form S-1, as amended (Commission File No. 333-27641) by means of a prospectus filed on July 17, 1997 pursuant to Rule 424(b) under the Securities Act of 1933, which contains audited financial statements for the fiscal year ended December 31, 1996.

     (2) The description of the Registrant's Common Stock, par value $0.01 per share, contained in the Company's Registration Statement on Form 8-A (File No. 000-22759), filed June 26, 1997. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.
       Not Applicable.

ITEM 5.
       Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Ninth of the Company's Amended and Restated Articles of Incorporation provides that the Company's directors will not be personally liable to the Company or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated Section 4-27-833, as the same exists or hereafter may be amended,
(d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director's duty creating any third party liability to any person or entity other than the Company or stockholder.

     Section 4-27-850 of the Arkansas Business Corporation Act empowers Arkansas corporations to indemnify any director or officer against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by him in connection with any action, suit or proceeding, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in connection with any action by or in the right of the corporation if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless the court determines that despite that adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses actually and reasonably incurred by him.

     Article Tenth of the Company's Amended and Restated Articles of Incorporation provides that the Company shall, to the full extent permitted by Section 4-27-850 of the Arkansas Business Corporation Act, indemnify all persons whom it may indemnify pursuant thereto.

     The effect of the indemnification provisions contained in the Company's Amended and Restated Articles of Incorporation is to require the Company to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary.

     The Company's Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of stockholders or disinterested directors or otherwise. As permitted by Section 4-27-850 of the Arkansas Business Corporation Act, the Company's Amended and Restated Articles of Incorporation also authorize the Company to purchase directors' and officers' insurance for the benefit of its past and present directors and officers, irrespective of whether the Company has the power to indemnify such persons under Arkansas law. The Company currently maintains such insurance as allowed by these provisions.

     The Company's Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by the Company in advance of the final disposition of the matter upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by the Company pursuant to applicable provisions of Arkansas law.

     As noted above, the Company's directors and officers have certain indemnity rights under the Company's Amended and Restated Articles of Incorporation and are protected from certain other liabilities by the Company's existing directors' and officers' insurance. The Company has also entered into supplemental indemnification agreements with its directors and with certain officers designated by the Board of Directors (collectively the "Indemnitees"), which broaden the scope of indemnity that would otherwise be provided by the Company to such persons under the terms of its Amended and Restated Articles of Incorporation.

     The indemnification agreements with the Indemnitees provide that, subject to certain important exceptions, the Indemnitees shall be indemnified to the fullest possible extent permitted by law against any amount which they become legally obligated to pay because of any act or omission or neglect or breach of duty. Such amount includes all expenses (including attorneys' fees), damages, judgments, costs and settlement amounts, actually and reasonably incurred or paid by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director or officer to the Company or any subsidiary of the Company. The indemnification agreements further provide that expenses incurred by the Indemnitees in defending such actions, in accordance with the terms of the agreements, shall be paid in advance, subject to the Indemnitees' obligation to reimburse the Company in the event it is ultimately determined that they are not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreements.

     No indemnification is provided under the indemnification agreements on account of conduct which is adjudged to be deliberately dishonest and material to establishing the liability for which indemnification is sought. In addition, no indemnification is provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934, or of any similar statutory provision, or on account of any remuneration, personal profit or advantage which is adjudged to have been obtained in violation of law. The indemnification agreements also contain provisions designed to protect the Company from unreasonable settlements or redundant legal expenditures.

     The indemnification agreements also provide for contribution by the Company, with certain exceptions, of amounts paid by the Indemnitees in any situation in which the Company and such individuals are jointly liable (or would be if the Company were joined in the litigation) if for any reason indemnification is not available. Such contribution would be based on the relative benefits to the Company and the individuals of the transaction from which liability arose, and on the relative fault in the transaction of the Company and the individuals. This provision could be applicable in the event a court found that indemnification under the federal securities laws is against public policy and thus not enforceable, as well as under state laws.

     The indemnification agreements provide for substantially broader indemnity rights than those currently granted to the directors and officers of the Company under the Company's Amended and Restated Articles of Incorporation, which afforded directors and officers only those express indemnification rights set forth in Section 4-27-850 of the Arkansas Business Corporation. They are not intended to deny or otherwise limit third party or derivative suits against the Company or its directors or officers. However, to the extent a director or officer were entitled to indemnification or contribution thereunder, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

ITEM 7.
       Not Applicable.

ITEM 8.  EXHIBITS

       The following is a list of Exhibits and also serves as the Exhibit
Index.

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT

(5)     Opinion of Rose Law Firm, a Professional Association

(23.1) Consent of Moore Stephens Frost, P.A., independent certified public accountants

(23.2) Consent of Baird, Kurtz & Dobson, independent certified public accountants

(23.3) Consent of Rose Law Firm, a Professional Association (included as part of Exhibit 5)

(24)    Powers of Attorney

ITEM 9.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 25th day of July, 1997.

                                     BANK OF THE OZARKS, INC.
                                     (Registrant)


                                By: /s/ George G. Gleason, II
                                        ---------------------
                                        George G. Gleason, II
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


           Signature                  Title                        Date


/s/George G. Gleason, II  Chairman of the Board of Directors  July 25, 1997
   ---------------------  and Chief Executive Officer
   George G. Gleason, II  (Principal Executive Officer)


/s/Mark D. Ross           President-Bank Services and         July 25, 1997
   --------------------   Director
   Mark D. Ross

/s/Linda D. Gleason       Director                            July 25, 1997
   --------------------
   Linda D. Gleason

/s/Paul E. Moore          Chief Financial Officer             July 25, 1997
   --------------------   (Principal Financial and
   Paul E. Moore           Accounting Officer)

/s/Roger Collins*         Director                            July 25, 1997
   --------------------
   Roger Collins

/s/C.E. Dougan*           Director                            July 25, 1997
   --------------------
   C.E. Dougan

/s/Robert East*           Director                            July 25, 1997
   --------------------
   Robert East

/s/Porter Hillard*        Director                            July 25, 1997
   --------------------
   Porter Hillard

/s/Henry Mariani*         Director                            July 25, 1997
   --------------------
   Henry Mariani

/s/R.L. Qualls*           Director                            July 25, 1997
   --------------------
   R.L. Qualls

/s/Kennith Smith*         Director                            July 25, 1997
   --------------------
   Kennith Smith


 */s/ George G. Gleason, II
     ------------------------
     George G. Gleason, II,
     Attorney-in-Fact